UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 458-0900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September  15, 2016, Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), entered into that certain Amendment of Solicitation/Modification of Contract (Amendment No. 0005), effective as of September 9, 2016 (the “Amendment”), to Option 1 (the “Option”) of its contract (Contract HHSO100201200008C) with the U.S. Department of Health and Human Service’s Biomedical Advanced Research and Development Authority (“BARDA”), as amended, for the evaluation and development of Company’s cell therapy for the treatment of thermal burns combined with radiation injury (the “BARDA Agreement”).

The Amendment provides for additional funding in the amount of approximately $2.5 million, bringing total amounts awarded to the Company pursuant to Option 1 to approximately $16.6 million. The supplemental funds from this Amendment will be used to support the remaining activities necessary to seek Investigational Device Exemption (IDE) approval from the U.S. Food and Drug Administration for a pilot clinical trial investigating the use of the Company’s cell therapy in thermal burn injuries and to support clinical readiness. The foregoing is only a brief description of the material terms of the Amendment and does not purport to be a complete description of the rights and obligations of the parties there under. The foregoing description is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

On September 19, 2016, the Company issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01.Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Cytori Therapeutics, Inc. Press Release, dated September 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytori Therapeutics, Inc.

September 19, 2016	By:	/s/ Jeremy Hayden
Name: Jeremy Hayden
Title: General Counsel and VP of Business Development

Index to Exhibits

Exhibit No.	Description
99.1	Cytori Therapeutics, Inc. Press Release, dated September 19, 2016